UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 23, 2011

Wal-Mart Stores, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06991	71-0415188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(Address of Principal Executive Offices) (Zip code)

Registrant’s telephone number, including area code:

(479) 273-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2011, the Board of Directors of Wal-Mart Stores, Inc. (the “Company”) adopted the Walmart Deferred Compensation Matching Plan (the “Plan”). The Plan is intended to replace the Company’s existing Supplemental Executive Retirement Plan (the “SERP”) and Officer Deferred Compensation Plan (the “ODCP”). In conjunction with the adoption of the Plan, the Board adopted amendments to the SERP and ODCP, as described below.

The Plan, which will become effective on February 1, 2012, is designed to be more compatible with the Walmart 401(k) Plan (the “401(k) Plan”), which currently provides for a Company matching contribution of up to 6% of eligible pay, up to certain limits under the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder. The Plan is also intended to be simpler and more similar to plans offered by many other retailers and large public companies. The Plan is intended to provide comparable value to participating Company associates as the current SERP and ODCP, and is not expected to result in increased cost to the Company.

Under the Plan, Company officers will be eligible to participate in the Plan and may elect to defer any or all of their salary, any amount payable to them under the Company’s Management Incentive Plan (the “MIP”), and any special bonuses they may be awarded in a Plan year. Certain other employees of the Company having base compensation in excess of the limitation set forth in Section 401(a)(17) of the Code will be eligible to participate in the Plan and defer up to 80 percent of any amounts payable to them under the MIP in a Plan year. The amount a participant elects to defer in any Plan year will be credited to a bookkeeping account to be maintained in the name of that participant under the Plan. Participants in the Plan will be fully vested immediately on their own contributions.

The Company will allocate to a participant’s Plan account a matching contribution equal to the amounts deferred by a participant in a Plan year, up to 6% of the amount by which the total of the participant’s base salary and any amount payable to the participant under the MIP for the Plan year (whether or not deferred) exceeds the then applicable limitation in Section 401(a)(17) of the Code. Participants in the Plan will be required to be employed on the last day of a Plan year to receive a matching contribution for that Plan year. A participant in the Plan will become vested in the Company’s matching contributions credited to his or her account once the participant has participated in the Plan for three years after his or her initial deferral of compensation under the Plan. For purposes of determining the vesting of Company matching contributions under the Plan, Plan participants who were participants in the ODCP will be given participation credit for their years of participation in the ODCP.

In addition, Plan participants’ accounts will be credited daily with the equivalent of a daily rate of interest based on the yield on United Stated Treasury securities (not indexed for inflation) with a constant maturity of 10 years plus 2.7 percent, which is the same interest rate currently credited under the ODCP. A participant determined to have engaged in conduct detrimental to the best interests of the Company will forfeit all matching contributions and any earnings on the matching contributions credited to his or her Plan account and the earnings on the amounts of deferred compensation credited to the participant’s account will be recalculated based on a rate that is 50% of the rate at which those earnings would otherwise be calculated.

Amounts deferred by a participant under the Plan and allocations of matching contributions and earnings to a participant’s Plan account will generally not be subject to income tax, and the Company will not receive a deduction for the amounts deferred or allocated to a participant’s account until those amounts are distributed pursuant to the Plan.

The Company will distribute to a participant the amounts credited to the participant’s Plan account, including any vested matching contributions and allocated earnings on the account, at a time or times elected by the participant and otherwise upon the participant’s retirement from the Company, separation from service with the Company or death. A participant will receive the distribution in a lump sum, although a participant may elect to receive the distribution of the amount credited to his or her Plan account upon his or her retirement from the Company in up to 15 equal annual installments. The obligations of the Company to make distributions under the Plan will be general, unsecured obligations of the Company and rank equally with the other unsecured and unsubordinated indebtedness of the Company.

The Plan will be administered by the Compensation, Nominating and Governance Committee of the Company’s Board of Directors. The Company can amend or terminate the Plan at any time, but no such action may cause a participant to forfeit his or her Plan account.

In conjunction with the adoption of the Plan, the ODCP and SERP were amended, effective January 31, 2012, so that no new participant contributions or deferrals may be made under the ODCP or SERP after January 31, 2012. Company allocations to participants’ accounts in the SERP and ODCP will continue to be made in accordance with the terms of the SERP and the ODCP. In addition, the SERP was amended so that participants’ accounts will be credited daily with the same interest rate that will be credited under the Plan. Under the existing terms of the SERP, participants’ accounts are credited with amounts intended to track the participants’ rate of return under the 401(k) Plan.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Name

10.1	Walmart Deferred Compensation Matching Plan

10.2	Amended and Restated Wal-Mart Stores, Inc. Officer Deferred Compensation Plan

10.3	Amended and Restated Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 29, 2011

WAL-MART STORES, INC.

By:	/s/ Gordon Y. Allison
	Name:	Gordon Y. Allison
	Title:	Vice President and General Counsel, Corporate

Exhibit Index

Exhibit No.	Exhibit Name

10.1	Walmart Deferred Compensation Matching Plan

10.2	Amended and Restated Wal-Mart Stores, Inc. Officer Deferred Compensation Plan

10.3	Amended and Restated Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan